Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated November 24, 2021, with respect to the financial statements and financial highlights of Nuveen Preferred Securities and Income Fund and Nuveen Flexible Income Fund (formerly, Nuveen NWQ Flexible Income Fund), each a series of Nuveen Investment Trust V, as of September 30, 2021, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Chicago, Illinois

January 27, 2022